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                                 EXHIBIT 99.1
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                                                            US Diagnostic Inc.

INVESTOR CONTACT:
      Joseph Scime
      Director Investor Relations
      (561) 832-0006
      Website: WWW.usdl.com


                                                         FOR IMMEDIATE RELEASE



                   US DIAGNOSTIC, INC. ANNOUNCES MANAGEMENT
                       CHANGES FOLLOWING ENHANCEMENT OF
                           SPECIAL COMMITTEE POWERS


WEST PALM BEACH, FL, FEBRUARY 3, 1997 - US Diagnostic Inc. (Nasdaq NMS: USDL) announced today that it has elected Laurans A. Mendelson as Chairman of its Board of Directors and Joseph A. Paul, the Company's President and Chief Operating Officer, to the additional post of Interim Chief Executive Officer. Both positions, Chairman and Chief Executive Officer, had been held by Jeffrey Goffman, who has been placed on administrative leave by the Company's Board of Directors.

     The actions followed the recommendation of a special committee of the Board of Directors reviewing the Company's former relationship with Coyote Consulting and Financial Services, LLC and Keith Greenberg. The Board also voted to give the special committee additional powers to investigate and act on the Company's behalf in all matters relating to Coyote and Greenberg, including authority to take appropriate disciplinary action with respect to officers and employees of the Company, and to recommend to the Board such new management controls or other remedial measures as the special committee deems appropriate. The Special Committee consists of the Company's three outside directors: Mr. Mendelson, Keith Hartley and Dr. Gordon Rausser.

     The Board also voted to place the Company's General Counsel, Michael Karsch, on administrative leave. In order to pursue full access and a thorough and impartial review of all issues pertaining to this matter, Messrs. Goffman and Karsch are relieved of all corporate duties and shall not participate in any meetings of the Board or its Committees pending completion of the special committee's review. The Board's executive committee will consist of Mr. Paul and the members of the special committee.

     Mr. Mendelson is the Chairman, President & Chief Executive Officer of HEICO Corporation, an American Stock Exchange-traded company (symbol:HEI) which sold its MediTek Health Corporation subsidiary to US Diagnostic in July, 1996. Mr. Mendelson is also a Trustee of Columbia University, a member of the Florida Governor's Defense Reinvestment Task Force and a Trustee of Mount Sinai Hospital and Medical Center in Miami Beach, Florida.

     The Company intends to proceed with its previously announced transactions and continue to aggressively pursue the acquisition candidates currently under review. The Company expects to complete the acquisition of Medical Diagnostics upon obtaining Hart-Scott-Rodino Antitrust approval. The above events are not expected to impact the Company's operations or its financial condition.

     In addition, the Company announced that the Securities and Exchange Commission and the NASDAQ Stock Market, Inc. have initiated inquiries focusing on the Company's former relationship with Coyote and Mr. Greenberg, and the adequacy of the Company's disclosure concerning that


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relationship. The inquiries are being conducted to determine whether the
Company's and management's disclosures with respect to Mr. Greenberg and Coyote have been in compliance with the federal securities laws and NASDAQ's listing standards respectively. The Company is cooperating fully with both inquiries.

     US Diagnostic, Inc. is the leading provider of radiology services focused on the acquisition, operation and management of multi-modality diagnostic imaging centers and related medical facilities in the United States. The Company currently owns 118 diagnostic imaging facilities and manages 19 other facilities in 17 states.